SYMYX TECHNOLOGIES, INC.
OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

ELECTION FORM

I have received the Offer to Exchange Outstanding Options to Purchase Common Stock, the Summary Term Sheet, the related cover letter, the Glossary and the Questions and Answers (collectively, the “Offer Documents”) from Symyx Technologies, Inc. (the “Company” or Symyx”), dated August 12, 2008, pursuant to which the Company is offering Eligible Employees the opportunity to exchange Eligible Option Grants for Replacement Options to purchase a reduced number of shares of Symyx common stock. The Replacement Options will have an exercise price equal to the Fair Market Value on the date of grant.  The Company expects to grant the Replacement Options immediately after the Expiration Date. Defined terms not explicitly defined herein shall have the same definitions as in the Offer Documents.

Pursuant to the terms of the Offer, I elect to have one or more Eligible Option Grants held by me, as specified below, cancelled in exchange for a right to receive a reduced number of Replacement Options with an exercise price equal to the Fair Market Value of Symyx common stock on the date the Replacement Options are granted.  I hereby agree that, unless I withdraw or change my election before 5:00 p.m., U.S. Pacific Time, on September 10, 2008 (or later if the Company extends the expiration of the Offer), my election will be irrevocable, and, if accepted by the Company, such surrendered Eligible Option Grants will be cancelled in their entirety on September 10, 2008 (or later if the Company extends the expiration of the Offer).  I understand that my right to receive Replacement Options is subject to my continued employment on the date the Replacement Options are granted. The Replacement Options will generally vest over a two year period with twenty-five percent of the shares vesting six months after the date the Replacement Options are granted, and the remainder vesting in equal monthly installments thereafter, provided that such vesting will be accelerated, if necessary, so that the Replacement Options vest in full not later than one month before the expiration of their term.

I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer Documents, the following Eligible Option Grant(s):

To view a list of all your outstanding options, you can access your Citi Smith Barney account at www.benefitaccess.com.  If you are unable to access your Citi Smith Barney account, you may contact Global Shares via email at Symyx@globalshares.com.

Option Number	Option Grant Date	Exercise Price	Number of Option Shares Outstanding

☐	I have attached an additional sheet listing my name and any additional Eligible Option Grant(s) I wish to cancel.

☐	This Election Form is being submitted to replace, it its entirety, a previously submitted Election Form or Notice of Withdrawal Form.

I acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Option Grant(s) after the date of this election (unless I withdraw or change this election), and that such options will be cancelled as of September 10, 2008 (or later if the Company extends the expiration of the Offer).

I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with the Company.  I agree that the Company has made no representations or warranties to me regarding this Offer or the future pricing of Symyx’s common stock, and that my participation in this Offer is at my own election.

Optionee Signature	Employee ID or Social Security Number

Optionee Name (Please print)	E-mail Address	Date and Time

PLEASE SUBMIT THE COMPLETED ELECTION FORM TO GLOBAL SHARES VIA EMAIL AT  SYMYX@GLOBALSHARES.COM OR FACSIMILE TO GLOBAL SHARES AT (925) 886-8822  NO LATER THAN 5:00 PM, U.S. PACIFIC TIME, ON SEPTEMBER 10, 2008.

GLOBAL SHARES WILL SEND YOU AN EMAIL CONFIRMATION WITHIN TWO BUSINESS DAYS OF RECEIPT.

INSTRUCTIONS TO THE ELECTION FORM

1.  Delivery of Election Form.      A properly completed and executed copy of this Election Form must submitted via email to Global Shares at Symyx@GlobalShares.com or facsimile to Global Shares at (925) 886-8822 before 5:00 p.m., U.S. Pacific Time, on September 10, 2008 (the Expiration Date).

The method by which you deliver any required documents is at your option and risk, and the delivery of such documents will be deemed made only when actually received by Global Shares.   You should allow sufficient time to ensure timely delivery.

2.  Withdrawal.  You may withdraw this Election Form at any time before the Expiration Date. If the Company extends the expiration of the Offer beyond that time, you may withdraw at any time prior to the extended Expiration Date.  To withdraw you must deliver a signed and dated Notice of Withdrawal Form to Global Shares in accordance with the instructions included with the Notice of Withdrawal Form. You may not rescind your election to withdraw, and any attempt to do so will be deemed not properly made for purposes of the Offer.  You may, however, complete and deliver a new Election Form following the procedures described in these Instructions to the Election Form in order to elect to participate in the Offer. Upon the receipt of such new, properly filled out, signed and dated Election Form, any previously delivered Election Form or Notice of Withdrawal Form from the Offer will be disregarded and will be considered replaced in full by the new Election Form.

3.  Change of Election.  As noted in the Offer Documents, you may select individual Eligible Option Grants to be exchanged for a reduced number of Replacement Options. You do not have to exchange all of your Eligible Option Grants, but for each Eligible Option Grant you do choose to exchange, you must cancel the entire outstanding, unexercised portion. You may change your mind about which Eligible Option Grants you would like to exchange at any time before the Expiration Date. If the Company extends the expiration of the Offer beyond that time, you may change your election regarding particular Eligible Option Grants you elected to exchange at any time prior to the extended Expiration Date. To change your election regarding any particular Eligible Option Grants you previously elected to exchange while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in these Instructions.  You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form.  Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.  The Company will not accept any alternative, conditional or contingent exchanges. Although it is our intent to send you a confirmation of receipt of this Election Form, by signing this Election Form (or an electronic copy or facsimile of it), you waive any right to receive any notice of the receipt of the election to exchange your options. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and does not mean that your Eligible Option Grants have been cancelled. Your Eligible Option Grants that are accepted for exchange will not be cancelled until the Expiration Date.

4.  Inadequate Space.  If the space provided in this Election Form is inadequate, the information requested by the table on this Election Form regarding the options to be exchanged should be provided on a separate schedule attached to this Election Form. You must print your name on, and sign, any attached schedules. Any attached schedules should be delivered with this Election Form, and will be considered part of this Election Form.

5.  Exchange of Eligible Options.  If you intend to exchange Eligible Option Grants through the Offer, you must complete the table on this Election Form by providing the option grant number, option grant date, exercise price, and the total number of option shares outstanding for each Eligible Option Grant that you intend to cancel and exchange for a reduced number of Replacement Options.  The information needed to complete this table is available by accessing your Citi Smith Barney account at www.benefitaccess.com.  If you are unable to access your Citi Smith Barney account, you may contact Global Shares via email at Symyx@globalshares.com.

The Company will not accept partial exchanges of individual Eligible Option Grants. Accordingly, you may exchange all or none of the shares outstanding pursuant to each Eligible Option Grant.

Exercise Price Range	Exchange Ratio: Stock Option Shares per Replacement Option Shares
$12.00-$18.00	2 to 1
$18.01-$25.49	3.5 to 1
$25.50-$30.00	4.5 to 1
$30.01-$35.00	8 to 1
$35.01-$58.25	30 to 1

6.   Other Information on This Election Form.     In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You must also include your email address and your employee identification or social security number, as appropriate.

7.  Requests for Assistance or Additional Copies.      Additional copies of the Offer Documents or this Election Form can be found on our intranet website.  If you cannot use this website or have any questions regarding the Offer, please contact Jim Vidano at exchangeoffer@symyx.com or Global Shares at Symyx@GlobalShares.com.